Exhibit 99.1

AT THE COMPANY
Brenda Abuaf, Director of Corporate Communications

(800) 831-4826

CHARTERMAC TERMINATES ITS OPTION TO ACQUIRE 49% OF CAPRI CAPITAL ADVISORS

NEW YORK, NY – September 5, 2006 - CharterMac (the “Company”) (NYSE: CHC) today announced that its subsidiary, CM Investor, LLC, terminated its option to purchase a 49% interest in Capri Capital Advisors (“CCA”) in exchange for a $6 million termination fee from CCA. In connection with the termination of the option, CCA repaid the $20 million loan that CharterMac originally made to CCA in July of 2004, when CCA went through a recapitalization event.

As part of the transaction, CCA will transfer its interest in the investment fund Capri Urban Capital to CharterMac and the fund will be renamed CharterMac Urban Capital (“CUC”). Formed in 2001, CUC is an investment fund focused on making investments in multifamily and commercial properties in major urban markets. CUC’s single investor is the California Public Employees Retirement System (“CalPERS”). Currently, the fund has $58 million in assets under management, with a commitment from CalPERS for up to $135 million.

“This transaction represented a compelling opportunity to make a solid return on our original investment, while still maintaining a presence in the pension fund advisory business,” said Marc D. Schnitzer, Chief Executive Officer and President of CharterMac. “Given our recent acquisition of ARCap, a company that has strong relationships with major pension funds, we believe that CharterMac is well positioned to expand our pension fund advisory platform in the near term. We are extremely excited about the addition of CharterMac Urban Capital, through which we have established a direct advisory relationship with CalPERS, one of the nation’s largest pension funds. Daryl Carter, who is currently the Chief Executive Officer of CharterMac Mortgage Capital and had been the Co-Chairman and co-founder of Capri Capital Advisors, will oversee CharterMac Urban Capital. Mr. Carter sold his ownership interest in CCA and will be focused exclusively on his executive role at CharterMac.”

Commenting on the transaction, Mr. Carter stated: “CharterMac Urban Capital is a vehicle that has tremendous synergies with our existing product offerings. Already this year, we have closed two major multifamily transactions in California where CUC provided the equity and the first mortgage loan was provided by CharterMac Mortgage Capital. We could not ask for a better partner in CalPERS, and I look forward to growing both CharterMac Urban Capital and our pension fund advisory platform.”

In addition to Mr. Carter, one other CCA employee will transfer to CharterMac to oversee the day to day operations of CUC.

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies. CharterMac offers capital solutions to developers and owners of multifamily and commercial real estate throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at http://www.chartermac.com or contact the Investor Relations Department directly at 800-831-4826.

Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission, and include, among others, adverse changes in the real estate markets including, among other things, competition with other companies; interest rate fluctuations; general economic and business conditions, which will, among other things, affect the availability and credit worthiness of prospective tenants, lease rents and the terms and availability of financing for properties financed by mortgage revenue bonds we own; environment/safety requirements; changes in applicable laws and regulations; our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments; risk of default associated with the mortgage revenue bonds and other securities held by us or our subsidiaries; risks associated with providing credit intermediation; risk of loss under mortgage banking loss sharing agreements; the risk that relationships with key investors and developers may not continue; our ability to generate fee income may not continue;

and risks related to the form and structure of our financing arrangements. Such forward-looking statements speak only as of the date of this document. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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